Exhibit 4.3

This Note is a Global Security within the meaning of the Indenture referred to herein and is registered in the name of a common depositary (the “Depositary”) for Clearstream Banking, SA, and Euroclear Bank SA/NV, as operator of the Euroclear System, or a nominee of the Depositary.  Unless this certificate is presented by an authorized representative of Elavon Financial Services DAC (“Elavon”) to the issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of USB Nominees (UK) Limited or in such other name as is requested by an authorized representative of Elavon (and any payment is made to USB Nominees (UK) Limited or to such other entity as is requested by an authorized representative of Elavon), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, USB Nominees (UK) Limited, has an interest herein.

REGISTERED		Principal Amount: €1,000,000,000
No. XA—1	U.S. Bancorp Medium-Term Note, Series X (Senior) (Global Fixed Rate Note)	CUSIP No.: 902973BB1 Common Code: 162340441 ISIN No.: XS1623404412

ORIGINAL ISSUE DATE: June 7, 2017	Exchange Rate Agent: U.S. Bank Trust National Association
INTEREST RATE: 0.850% per annum
Regular Record Dates: May 23
SPECIFIED CURRENCY: Euro
MATURITY DATE: June 7, 2024	Interest Payment Dates: June 7 of each year, commencing June 7, 2018

REDEMPTION DATE: N/A	Day Count Convention: Actual / Actual (ICMA). See Addendum attached hereto.
REDEMPTION TERMS: See Addendum
attached hereto.	Denominations: €100,000 and integral multiples of €1,000 in excess thereof. See
OTHER TERMS:	Addendum attached hereto.

Paying Agent: Elavon Financial Services DAC, U.K. Branch	Additional Terms: THIS NOTE CONTAINS ADDITIONAL TERMS AS DESCRIBED IN THE ADDENDUM BEGINNING ON PAGE 7 ON THE REVERSE SIDE OF THIS NOTE.

U.S. BANCORP, a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to USB Nominees (UK) Limited, as nominee of Elavon Financial Services DAC, a common depositary for Clearstream Banking, SA (“Clearstream”), and Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), or its registered assigns, the principal sum of ONE BILLION EURO (€1,000,000,000) on the Maturity Date shown above or, together with any premium thereon, upon any applicable Redemption Date, and to pay interest on such principal sum from the Original Issue Date shown above or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, on the dates as are specified under “Other Terms” above (the “Interest Payment Dates”), commencing with the Interest Payment Date immediately following the Original Issue Date, at the rate per annum equal to the Interest Rate shown above, until the principal hereof is paid or made available for payment; provided, however, that if the Original Issue Date is between a Regular Record Date and an Interest Payment Date, interest payments will be made on the Interest Payment Date following the next succeeding Regular Record Date.  The interest so payable and punctually paid or duly provided for on any Interest Payment Date will as provided in the Indenture be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date related to the Interest Payment Date, which shall, unless otherwise specified under “Other Terms” above, be the day (whether or not a Business Day) fifteen calendar days preceding each Interest Payment Date; provided, however, that interest payable on the Maturity Date of this Note or any applicable Redemption Date shall be payable to the Person to whom principal shall be payable.  Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder hereof on such Regular Record Date and may be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Note not less than 10 days prior to such Special Record Date.  In the event that any Maturity Date or Redemption Date is not a Business Day, the principal otherwise payable on such date will be paid on the next day that is a Business Day with the same force and effect as if made on such Maturity Date or Redemption Date, and no interest will accrue for the period from and after that Maturity Date or Redemption Date, as applicable.  In the event that any Interest Payment Date is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day, and no interest will accrue with respect to the payment due on such Interest Payment Date for the period from and after that Interest Payment Date to the next succeeding Business Day.  Payment of the principal of (and premium, if any) and interest on this Note will be made to Elavon Financial Services DAC, as depositary, or its nominee as the registered owner of the global notes representing the book entry notes, provided, however, that the Company may, at its option, pay interest on any Certificated Note, other than interest at maturity or upon redemption, by mailing a check to the address of the Person entitled to payment as it appears on the Security Register of the Company at the close of business on the Regular Record Date corresponding to the relevant Interest Payment Date.  A Holder of $10,000,000 (or the equivalent of $10,000,000 in a currency other than U.S. dollars) or more in aggregate principal amount of Notes of like tenor and term shall be entitled to receive payments by wire transfer of immediately available funds, but only if appropriate wire transfer instructions have been received in writing by the applicable Paying Agent not later than fifteen calendar days prior to the applicable Interest

Payment Date.  Payment of the principal of (and premium, if any) and interest on this Note due on the Maturity Date or any applicable Redemption Date will be made in immediately available funds upon presentation of this Note.  Interest payable on an Interest Payment Date will be computed on the basis of an Actual / Actual (ICMA) (as defined in the rulebook of the International Capital Market Association) day count convention.

Unless otherwise specified under “Other Terms” above, the principal of and any premium and interest on this Note are payable by the Company in the Specified Currency for this Note.

Reference is hereby made to the further provisions of this Note set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee referred to below by manual signature, this Note shall not be entitled to any benefit under the Indenture hereinafter referred to or be valid or obligatory for any purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

U.S. BANCORP

Dated: June 7, 2017	By
Name:
Title:

Attest
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series
designated herein and issued pursuant to
the within-mentioned Indenture.

U.S. BANK TRUST NATIONAL ASSOCIATION,
as Authenticating Agent

By

Authorized Officer

[Reverse Side of Note]

U.S. BANCORP

Medium-Term Note, Series X (Senior)

(Global Fixed Rate Note)

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued or to be issued in one or more series under an Indenture, dated as of October 1, 1991, as amended by a First Supplemental Indenture, dated as of April 21, 2017 (as so amended, the “Indenture”), between the Company and Citibank, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.  This Note is one of the series designated herein.  By the terms of the Indenture, additional Notes of this series and of other separate series, which may vary as to date, amount, Stated Maturity, interest rate or method of calculating the interest rate and in other respects as therein provided, may be issued in an unlimited principal amount.

If possible Redemption Dates or periods within which Redemption Dates may occur and the related Redemption Prices (expressed as percentages of the principal amount of this Note) are set forth on the face hereof under “Redemption Terms,” this Note is subject to redemption prior to the Maturity Date upon not less than 10 nor more than 60 days’ notice mailed to the Person in whose name this Note is registered at such address as shall appear in the Security Register of the Company, on any Redemption Date so specified or occurring within any period so specified, as a whole or in part, at the election of the Company, at the applicable Redemption Price so specified, together with accrued interest, if any, to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holder of this Note (or one or more predecessor Notes) at the close of business on the relevant Record Dates, referred to on the face hereof, all as provided in the Indenture.  In the event of redemption of less than all of the principal of this Note, a new Note of this series and with similar terms, and of an authorized denomination representing the unredeemed portion of this Note will be issued in the name of the Holder hereof upon the cancellation hereof.  Unless otherwise specified on the face hereof under “Redemption Terms,” this Note is not subject to any sinking fund.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of all the Notes may (subject to the conditions set forth in the Indenture) be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding of each series to be affected and, for certain purposes, without the consent of the Holders of any Notes at the time Outstanding.  The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes of each series at the time Outstanding, on behalf of the Holders of all Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

Unless otherwise set forth on the face hereof under “Other Terms,” the Notes of this series are issuable only in fully registered form without coupons in denominations of $1,000 or any amount in excess of $1,000 which is an integral multiple of $1,000.  As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered in the Security Register as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Note may have such additional or different terms as are set forth on the face hereof under “Other Terms.”  Any terms so set forth shall be deemed to modify and/or supersede, as necessary, any other terms set forth in this Note.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

Unless otherwise defined herein, all terms used in this Note which are defined in the Indenture shall have the respective meanings assigned to them in the Indenture.

ADDENDUM TO U.S. BANCORP MEDIUM-TERM NOTE, SERIES X (SENIOR)

(GLOBAL FIXED RATE NOTE), NO. XA—1

This Note is subject to the terms set forth below. Any references below to “the Notes” means the Company’s 0.850% Medium-Term Notes, Series X (Senior), due June 7, 2024, and any reference below to “this Note,” mean the Note of which this Addendum is a part. The provisions of this Addendum supplement, and to the extent different therefrom or inconsistent therewith, supersede, the provisions set forth in the Note of which this Addendum is a part. Any terms used and not otherwise defined in this Addendum shall have the respective meanings set forth in the Notes or, if not defined therein, the Indenture.

“Business Day” means any day, other than a Saturday or Sunday, (i) which is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close and (ii) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET 2) system (the TARGET 2 system) or any successor thereto, is open.

References to Clearstream and/or Euroclear shall, whenever the context so permits, be deemed to include a reference to any additional or alternative clearing system as may be approved by the Company.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused “CUSIP” numbers to be printed on this Note as a convenience to the Holders of this Note. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on this Note, and reliance may be placed only on the other identification numbers printed hereon.

Currency of Payment

Principal, premium, if any, and interest payments in respect of this Note, including any payments made upon any redemption of this Note, will be payable in euro; provided, however, that if the euro is unavailable in the Company’s good faith judgment for the payment of principal, premium, if any, or interest with respect to this Note, including any payments made upon any redemption of the Notes, due to the imposition of exchange controls or other circumstances beyond the control of the Company, or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or is no longer used for the settlement of transactions by public institutions of or within the international banking community (and is not replaced by another currency), the Company will be entitled to satisfy its obligations to Holders by making that payment in U.S. dollars on the basis of the Market Exchange Rate (as defined below) as computed by the exchange rate agent on the second Business Day before that payment is due, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate on or before the date that payment is due or as otherwise determined by the Company in good faith, if the foregoing is impracticable. Any payment in respect of this Note so made in U.S. dollars will not constitute a default under the Indenture. Neither the Trustee nor the Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

The “Market Exchange Rate” means the noon buying rate in The City of New York for cable transfers of euros as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

All determinations referred to above made by the exchange rate agent will be at its sole discretion and will, in the absence of clear error, be conclusive for all purposes and binding on the Holders of the Notes.

In the event that the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or an official redenomination of the euro, the Company’s obligations with respect to payments on the Notes shall, in all cases, be regarded immediately following such redenomination as providing for the payment of that amount of euros representing the amount of such obligations immediately before such redenomination. The Notes do not provide for any adjustment to any amount payable under the Notes as a result of any change in the value of the euro relative to any other currency due solely to fluctuations in exchange rates.

Payment of Additional Amounts

The Company will, subject to the exceptions and limitations set forth below, pay as additional interest (the “Additional Amounts”) such amounts as are necessary in order that the net amount of such payment of the principal of and interest on this Note to a Holder who is a U.S. Alien (as such term is defined below), after deduction for any present or future tax, assessment or governmental charge of (a) the United States (as such term is defined below), or a political subdivision or authority thereof or therein or (b) any other jurisdiction in which any paying agent appointed by us is organized or the location from which payment is made, or any political subdivision or authority thereof (each of (a) and (b), a “Relevant Jurisdiction”), imposed by withholding with respect to the payment, will not be less than the amount provided for in this Note to be then due and payable. However, the foregoing obligation to pay Additional Amounts shall not apply:

(a)   to any tax, assessment or governmental charge that would not have been so imposed but for the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or Holder of power over, such Holder, if such Holder is an estate, trust, partnership or corporation) and a Relevant Jurisdiction, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or holder of a power) being considered as:

(i)        being or having been present or engaged in a trade or business in the Relevant Jurisdiction or having had a permanent establishment therein;

(ii)       having a current or former relationship with the Relevant Jurisdiction, including a relationship as a citizen or resident or being treated as a resident thereof; or

(iii)      being or having been, for United States federal income tax purposes, a “controlled foreign corporation,” a “passive foreign investment company” (including a qualified electing fund), a corporation that has accumulated earnings to avoid United States federal income tax or a private foundation or other tax-exempt organization;

(b)   to any tax, assessment or other governmental charge imposed by reason of the Holder (i) owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), or (iii) being a controlled foreign corporation with respect to the United States that is related to the Company by actual or constructive stock ownership;

(c)   to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of this Note, but only to the extent that a beneficiary or settlor with respect to such fiduciary or member of such partnership or a beneficial owner of this Note would not have been entitled to the payment of such Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of this Note;

(d)   to any tax, assessment or governmental charge that would not have been imposed or withheld but for the failure of the Holder to comply with certification, identification or information reporting requirements under the Relevant Jurisdiction’s income tax laws, without regard to any tax treaty, with respect to the payment, concerning the nationality, residence, identity or connection with the Relevant Jurisdiction of the Holder or a beneficial owner of this Note, if such compliance is required by the Relevant Jurisdiction’s income tax laws, without regard to any tax treaty, as a precondition to relief or exemption from such tax, assessment or governmental charge;

(e)   to any tax, assessment or governmental charge that would not have been so imposed or withheld but for the presentation by the Holder of this Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(f)    to any estate, inheritance, gift, sales, transfer, excise, wealth or personal property tax or any similar tax, assessment or governmental charge;

(g)   to any tax, assessment or governmental charge that is payable otherwise than by withholding by the Company or the Paying Agent from the payment of the principal of or interest on this Note;

(h)   to any tax, assessment or governmental charge required to be withheld by any paying agent from such payment of principal of or interest on this Note, if such payment can be made without such withholding by any other paying agent;

(i)    to any withholding or deduction on or in respect of any Note pursuant to sections 1471 through 1474 of the Code, and the regulations, administrative guidance and official interpretations promulgated thereunder (“FATCA”), any agreement between the Company and the United States or any authority thereof entered into for FATCA purposes or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of FATCA; or

(j)    to any tax imposed as a result of any combination of the above.

The term “United States” means the United States of America, the States thereof (including the District of Columbia) and any other political subdivision or taxing authority thereof or therein affecting taxation, and the term “U.S. Alien” means any beneficial owner of a Note other than a beneficial owner of a Note that is (A) a citizen or resident of the United States; (B) a corporation, partnership or other entity treated as a corporation or a partnership for U.S. federal income tax purposes created or organized in or under the laws of the United States, any of its states or the District of Columbia; (C) an estate whose income is subject to U.S. federal income tax regardless of its source; or (D) a trust which is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Redemption for Tax Reasons

If the Company has or will become obliged to pay Additional Amounts (as provided above under the heading “Payment of Additional Amounts”) as a result of any change in, or amendment to, the laws or regulations of a Relevant Jurisdiction affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the Original Issue Date, and the Company determines that such obligation cannot be avoided by the use of reasonable measures then available to the Company, the Company may, at its option, at any time, having given not less than 10 nor more than 60 days’ prior written notice to Holders, redeem, in whole, but not in part, the Notes at a redemption price equal to 100% of their principal amount, together with unpaid interest, if any, on the Notes accrued to, but excluding, the redemption date, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obliged to pay such Additional Amounts if a payment in respect to the Notes was due on such date. Prior to the transmission or publication of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Trustee an Officers’ Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts and including a written opinion of independent counsel selected by the Company showing that the conditions precedent to the Company’s right to so redeem this Note has occurred.

Exchange of Global Notes for Certificated Notes

Subject to certain conditions, this Note is exchangeable for Notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and multiples of €1,000 in excess thereof if:

(1)   Clearstream, Euroclear or any successor thereto notifies the Company that it is unwilling to act as a clearing system for the Notes;

(2)   the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes; or

(3)   there has occurred and is continuing an Event of Default with respect to this Note.

In all cases, definitive Notes delivered in exchange for this Note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the common depositary (in accordance with its customary procedures).

Payments (including principal, premium, if any, and interest) and transfers with respect to Notes in definitive form may be executed at the office or agency maintained for such purpose, at the Company’s option, by check mailed to the Holder thereof at the respective addresses set forth in the register of Holders of the Notes, provided that all payments (including principal, premium, if any, and interest) with respect to Notes in definitive form, for which the Holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.

******

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM—as tenants in common
TEN ENT—as tenants by the entireties
JT TEN—as joint tenants with right of survivorship and not as tenants in common
UNIF GIFT MIN ACT—		Custodian
	(Cust)		(Minor)
under Uniform Gift to Minors Act

(State)

Additional abbreviations may be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY
OR OTHER IDENTIFYING NUMBER
OF ASSIGNEE

(Name and address of assignee, including zip code, must be printed or typewritten)

the within Note, and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the within Company, with full power of substitution in the premises.

Dated

NOTICE:  The signature to this assignment must correspond with the name as written upon the within Note in every particular, without alteration or enlargement or any change whatever and must be guaranteed by a commercial bank or trust company having its principal office or a correspondent in New York City or by a member of the New York Stock Exchange.